EXHIBIT 99.1 - PRESS RELEASE

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 DIOMED ACQUIRES DISTRIBUTION RIGHTS TO BREAKTHROUGH VEINVIEWER FROM LUMINETX


ANDOVER, MA, August 10, 2005, --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT(R) laser treatment for varicose veins, today announced that it has acquired exclusive distribution rights to the VeinViewer(TM) Imaging System for the sclerotherapy, phlebectomy and varicose vein treatment markets in the United States and United Kingdom. The agreement with Luminetx includes both a $1 million phased investment in Luminetx and a grant of warrants to purchase 600,000 shares of Diomed common stock based upon the achievement of certain milestones.

The VeinViewer(TM), cleared by the FDA in 2004, is a breakthrough patented biomedical imaging system developed by Luminetx, Inc. of Memphis, TN. Hailed by Time Magazine as one of the year's "Coolest Inventions," the mobile imaging system utilizes infrared light which illuminates on a real-time basis subcutaneous veins to an average depth of 8mm and projects their location on the surface of the skin with an accuracy of 0.06 mm. VeinViewer(TM) is a unique guidance tool allowing physicians to visualize the exact location and orientation of the patient's veins, thereby providing more precise sclerotherapy and phlebectomy procedures through increased accuracy in vein mapping and imaging.

"We believe that Luminetx's VeinViewer(TM) will be an important adjunct to our core EVLT(R) business and will enhance our competitive advantage in the treatment of venous disease," stated Mr. James A. Wylie, President and CEO of Diomed Holdings, Inc. "Additionally, as vein treatment continues its move from the hospital to outpatient facilities and physicians' offices, we expect to leverage our existing sales and marketing organization by offering physicians an array of medical tools for the treatment of superficial venous disorders, from reflux of the greater saphenous vein to unsightly spider veins."

"We are particularly pleased to be partnering with Jim Phillips and the entire Luminetx team," added Mr. Wylie. "Jim has been described by Red Herring magazine as a `serial entrepreneur', co-founder and past CEO of both the wireless messaging company, Skytel and Internet imaging company, iPIX. Jim's extensive experience coupled with Luminetx's innovative technical team, provide a proven business partner for Diomed."

Diomed's target market for the VeinViewer(TM) encompasses physician specialties practicing radio frequency and endovenous laser ablation of the greater saphenous vein and its tributaries, including interventional radiologists, vascular surgeons, general surgeons, dermatologists and dermatologic surgeons among others. Diomed estimates that its initial VeinViewer(TM) target market of nearly 2,000 installed laser and RF systems represents less than 15% of the addressable market. The Company also estimates that there are between 2 and 3 million sclerotherapy and ambulatory phlebectomy procedures performed annually in the United States.

"Diomed's leadership position in the treatment of varicose veins and Luminetx's unique imaging technology creates a powerful team to address the treatment of superficial venous disease," stated Mr. Jim Phillips, Chairman & CEO of Luminetx. "We looked at several companies working in the area of peripheral venous disease, and chose Diomed as our distribution partner because we believe they have the winning technology." Diomed plans to display the VeinViewer(TM) at three upcoming medical meetings this fall, including the American College of Surgeons Annual Clinical Congress in San Francisco (October 16-20), the 19th Annual Congress of the American College of Phlebology meeting in San Francisco (November 10-13), and the VEITH Symposium in New York City (November 17-20). The VeinViewer(TM) is expected to be available for general distribution in the first quarter of 2006.

Additional information about the VeinViewer(TM) product can be found at www.DiomedInc.com and www.Luminetx.com.


About Diomed

Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EVLT(R) laser treatment for varicose veins, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT(R) is a registered trademark of Diomed, Inc., Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 22 through 37 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.




For more information contact:

Diomed Holdings, Inc.                  or     Investor Relations:
Christopher J. Geberth                        Cameron Associates
Vice President Finance                        Al Palombo
877-434-6633 or 978-824-1816                  212-554-5488
investor-relations@diomedinc.com              al@cameronassoc.com